                                 [LETTERHEAD]


                     CONSENT of INDEPENDENT ACCOUNTANTS

                                  ----------

We consent to the incorporation by reference in the Prospectus Supplement dated December 4, 1997 (To Prospectus Dated September 5, 1997) of Arcadia Receivables Finance Corp. relating to the Arcadia Automobile Receivables Trust, 1997-D of our report dated January 24, 1997, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts".


                                       /s/ Coopers & Lybrand L.L.P.

                                       COOPERS & LYBRAND L.L.P.

New York, New York
December 22, 1997